ASSUMPTION OF AND AMENDMENT OF CUSTODIAL TERMS

Reference is made to the Custodian Agreement (the “Agreement”) by and between First Investors Global Fund, a series of First Investors Equity Funds and a successor in interest to First Investors Global Fund, Inc.; formerly known as First Investors International Securities Fund, Inc. and Brown Brothers Harriman & Co. (“BBH”), dated June 19, 1986, as amended from time to time;

WHEREAS, the parties entered into an Assumption of Custodial Terms, dated as of September 17, 2009;

WHEREAS, the parties entered into an Assumption of Custodial Terms, dated as of July 19, 2012;

and

WHEREAS, the parties now desire to further amend the Agreement to add First Investors Strategic Income Fund, a series of First Investors Income Funds, to the Agreement and provide the Fund with the capability to place orders and execute trades  directly as hereinafter set forth;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereby agree to amend the Agreement as follows:

1.	The Agreement is hereby amended by adding the following to Section 5 as a new subsection:

“G.           In connection with the custody services under the Agreement in respect solely of First Investors Strategic Income Fund (the “Client”), a series of First Investors Income Funds, the Client has requested that BBH undertake, and BBH has agreed to undertake, the execution and/or settlement of trades in securities  , including but not limited to collective investment schemes and funds.  The Client hereby agrees that, by providing a proper instruction in respect of an investment in securities for First Investors Strategic Income Fund (including a proper instruction for the execution and/or settlement of trades), the Client hereby:

(i)
authorizes BBH to complete such documentation as may be required or appropriate for the execution of the proper instruction, and agrees to be contractually bound to the terms in such documentation “as is” without recourse against BBH;

(ii)
represents, warrants and covenants that it has accepted and agreed to comply with all Applicable Law,  terms and conditions to which it and/or its Investment may be bound, including without limitation, requirements imposed by the Investment prospectus or offering circular, subscription agreement, any application or other documentation relating to an Investment (e.g., compliance with suitability requirements and eligibility restrictions);

(iii)
acknowledges and agrees that BBH will not be responsible for the accuracy of any information provided to it by or on behalf of the Client, or for any underlying commitment or obligation inherent to an Investment;

(iv)
agrees that BBH shall have no obligation or responsibility whatsoever to respond to, or provide capital in connection with any capital calls, letters of intent or other requirements as set out in the prospectus or offering circular of an Investment;

(v)
except as otherwise provided for below, represents, warrants and covenants that it will not effect any sale, transfer or disposition of Investment(s) held in BBH’s name by any means other than the issuance of an Instruction by the Client to BBH;

(vi)
acknowledges that collective investment schemes (and/or its agent(s)) in which the Client invests, other than those managed by First Investors Management Company, Inc., may pay to BBH certain fees (including without limitation, shareholder servicing fees) in respect of the Client’s investments in such schemes and shareholder servicing fees will not be paid with respect to Client’s collective investment schemes unless a separate written agreement is entered into between First Investors Management Company, Inc. (and/or its agents) and BBH ;

(vii)
represents, warrants and covenants that it will provide BBH with such information as is necessary or appropriate to enable BBH’s performance pursuant to an Instruction or under this Agreement and to promptly notify BBH should any of the foregoing authorizations, representations, acknowledgments and undertakings change or is no longer valid; and

(viii)
represents that it is not a “Plan” (which term includes (1) employee benefit plans that are subject to the United States (“US”) Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the US Internal Revenue Code of 1986, as amended (the “Code), (2) plans, individual retirement accounts and other arrangements that are subject to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, and (3) entities the underlying assets of which are considered to include “plan assets” of such plans, accounts and arrangements); or an entity purchasing shares on behalf of, or with the “plan assets” of, a Plan.

In addition to the terms above and to the extent the Client has directed BBH to authorize the Client or its agent to perform execution of trades on the Client’s behalf over an account opened in the name of BBH as custodian for and at the direction of the Client, the Client authorizes BBH to grant a power of attorney to such agent and the Client agrees to ensure that:

(a)	all instructions issued by the Client or its agent to subscribe and/or redeem are issued in accordance with procedures established by BBH and the Investment’s transfer agent;
(b)	all such instructions shall reference the account designated by BBH and must be promptly copied to BBH; and
(c)	all redemption proceeds or cash balances must be sent to account numbers specified by BBH.

The Client further agrees that BBH shall not be responsible for:

(1)	the accuracy, completeness, delays in receiving, or the non-receipt of copies of trade instructions and/or confirmations thereof from the Client or its agent;
(2)	the acts or omissions of the Client, its agent, any transfer agent of an Investment in which the Client may invest;
(3)	verifying and authenticating the copy documentation received by BBH from the Client or its agent; and
(4)	funding any order placed by the Client or its agent for which the Client does not have sufficient cash on deposit with BBH.

The parties further agree as follows:

1.	The custodial appointment of First Investors Strategic Income Fund shall be pursuant to the terms of the Agreement.
2.	For purposes of the custodial appointment by First Investors Strategic Income Fund, all references in the Agreement to “the Fund” shall also refer to First Investors Strategic Income Fund.
3.
For purposes of the custodial appointment, First Investors Strategic Income Fund (i) employs and appoints BBH as its custodian and foreign custody manager, and agrees to be bound by the terms and conditions of the Agreement as if it were an original party thereto; (ii) ratifies and affirms (A) all of the terms and conditions of the Agreement and (B) that the representations and warranties undertaken by the First Investors Strategic Income Fund are true and correct as of the date written below.

4.
BBH accepts the appointment as custodian and foreign custody manager for First Investors Strategic Income Fund, agrees that all assets and securities delivered to it shall be dealt with as provided for in the Agreement, and agrees to perform its duties and obligations under the Agreement.

“Applicable Law” shall mean with respect to each jurisdiction, all (a) laws, statutes, treaties, regulations, guidelines (or their equivalents); (b) orders, interpretations, licenses and permits; and (c) judgments, decrees, injunctions, writs, orders and similar actions by a court of competent jurisdiction, compliance with which is required or customarily observed in such jurisdiction.

Terms not otherwise defined herein shall have the definitions set forth in the Agreement.

This Assumption of Custodial Terms, the Agreement and the other agreements, documents and certificates referred to herein or therein constitute the entire understanding of the parties with respect to the subject matter hereof, and except as set forth herein, will not alter or amend the terms and conditions of the Agreement.

This Assumption of Custodial Terms may be executed in one or more counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts together constitute the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Assumption of Custodial Terms to be executed in its name and on its behalf by a duly authorized officer as of March 28, 2013.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Michael A. Saunders

Name:	Michael A. Saunders

Title:	Managing Director

FIRST INVESTORS EQUITY FUNDS AND EACH OF ITS SERIES LISTED ON SCHEDULE A HERETO

By:	/s/ Derek Burke

Name:	Derek Burke

Title:	President

FIRST INVESTORS INCOME FUNDS AND EACH OF ITS SERIES LISTED ON SCHEDULE A HERETO

By:	/s/ Derek Burke

Name:	Derek Burke

Title:	President

ANNEX A

TO THE ASSUMPTION OF CUSTODIAL TERMS

March 28, 2013

First Investors Equity Funds Series:

1.	First Investors International Fund
2.	First Investors Growth & Income Fund
3.	First Investors Opportunity Fund
4.	First Investors Select Growth Fund
5.	First Investors Special Situations Fund
6.	First Investors Total Return Fund
7.	First Investors Equity Income Fund

First Investors Income Funds Series:

1.	First Investors International Opportunities Bond Fund
2.	First Investors Strategic Income Fund